Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra, Inc., Announces Notification of Patent Allowance for U.S. Patent Application on Taksta Loading Dose Formulation

Patent Protects U.S. Market Exclusivity to 2029 Excluding Possible Patent Term Extensions

Chapel Hill, NC, May 30, 2013 – Cempra, Inc., (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that the United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 8,450,300 on May 28, 2013 with claims directed to the company’s novel loading dose regimen for Taksta™. The patent, entitled “Fusidic Acid Dosing Regimens for Treatment of Bacterial Infections,” provides protection until 2029, excluding possible patent term extensions.

“The issuance of this patent may add to the commercial value of Taksta as an important antibiotic candidate, currently in a Phase 2 clinical study in patients with prosthetic joint infections,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “Our now proprietary loading dose regimen for Taksta was a novel innovation designed so that the drug would rapidly reach therapeutic blood levels and minimize the risk of drug resistance. The patent provides protection in addition to the expected U.S. market exclusivity obtained through Waxman-Hatch, the GAIN Act, pediatric testing and, possibly, the Orphan Drug Act.”

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the results of studies of our product candidates conducted by others; the results, timing, costs and regulatory review of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.